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                                                                     Exhibit 4.4




                                 NEW ENGLAND SYSTEMS

                         NON-QUALIFIED STOCK OPTION AGREEMENT




    NON-QUALIFIED STOCK OPTION AGREEMENT (this "Agreement"), dated as of June 30, 1995, by and between HARRIS CLARKE SYSTEMS, INC. (d/b/a New England Systems), a Massachusetts corporation (the "Company"), and Philip Kubat (the "Optionee").

    WHEREAS, in November 1989 in exchange for his services the Optionee was granted an option to purchase 10% of the equity of the Company for no consideration (the "Former Option");

    WHEREAS, in connection with the recapitalization of the Company being effected on the date hereof the Company desires to exchange the Former Option for an option to purchase shares of the Company's Series C Preferred Stock, $.01 par value per share ("Series C Preferred Stock"), and the Optionee is willing to do so;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Optionee hereby agree as follows:

         1. Grant of Option. The Company hereby grants to the Optionee, and the Optionee hereby accepts, a Non-Qualified Stock Option (the "Option") to purchase from the Company 176,400 shares (the "Shares") of Series C Preferred Stock. This Option is not intended to constitute an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nor to qualify for any other special tax treatment under the Code.

         2. Option Price. This Option may be exercised at a price of $.01 per share, subject to adjustment as provided below.

         3. Term of Option. This Option shall expire on November 30, 1999 (the "Expiration Date"). This Option shall be immediately exercisable in full.



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         4.   Other Conditions and Limitations.  The Option shall not be assignable or transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and the Option shall be exercisable during the lifetime of the Optionee by the Optionee only.

         5. Exercise of Option. Written notice of the exercise of the Option or any portion thereof shall be given to the Chief Financial Officer of the Company accompanied by the option price in cash or by check.

         6. Stock Dividends; Stock Splits; Stock Combinations; Recapitalizations. Appropriate adjustment shall be made in the maximum number of Shares subject to this option and in the number, kind and option price of Shares covered by this Option to the extent it remains outstanding, to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company after the date of this Agreement.

         7. Capital Changes and Business Successions. Upon the occurrence of any of the following events the Optionee's rights with respect to this Option shall terminate: (i) a consolidation of the Company with or acquisition of the Company by another entity in a merger or sale of all or substantially all of the Company's assets; (ii) a recapitalization or reorganization of the Company pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Series C Preferred Stock; or (iii) the dissolution or liquidation of the Company. The Company shall provide written notice to the Optionee with respect to any of the foregoing events at least ten
(10) days prior to the consummation thereof.

         8. Taxation: Tax Withholding Requirements. The Optionee understands and acknowledges that upon his exercise of the Option hereunder he will recognize for income tax purposes an amount of ordinary income equal to the excess, if any, of the fair market value of the Shares over the option price. Any amounts required by any then applicable tax law to be withheld by the Company from the compensation the Optionee is deemed to have received upon any exercise of this Option or portion thereof shall, to the extent possible, be withheld from the cash compensation paid by the Company to the Optionee; to the extent such withholding amounts cannot be so withheld, the Company shall, within seven (7) days after it receives notice of such exercise, notify the Optionee of such withholding amounts not so withheld and the Optionee shall pay to the Company the stated

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withholding amounts within ten (10) days of such notification and prior to delivery of any certificate(s) for Shares purchased by the Optionee.

         9. Compliance With Securities Laws. The Company shall not be obligated to sell or issue any Shares pursuant to this option unless the Shares with respect to which this Option is being exercised are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended (the "Act"), and any applicable state securities or blue sky law ("Blue Sky Law"). In the event Shares or other securities shall be issued which shall not be so registered, the Optionee hereby represents, warrants and agrees that he will receive such Shares or other securities for investment and not with a view to the resale or distribution thereof, and will not transfer such Shares or other securities unless they are effectively registered for such transfer under the Act and any applicable Blue Sky Law or unless an opinion of counsel satisfactory to the Company has been received by the Company to the effect that such registration is not required. The Optionee further agrees that the stock certificate or certificates evidencing such Shares may bear a legend setting forth such restrictions on their transferability.

         10. Rights as a Stockholder; No Obligation to Continue Employment. The Optionee shall have no rights as a stockholder with respect to the Shares subject to the Option until the exercise of the Option and the issuance of a stock certificate for the Shares with respect to which the option shall have been exercised. Nothing herein contained shall impose any obligation on the Company or any of its subsidiaries or the Optionee with respect to the Optionee's continued employment by the Company or any of its subsidiaries. Nothing herein contained shall impose any obligation upon the Optionee to exercise the Option.

         11. No Other Equity Interest. The Optionee hereby expressly relinquishes and waives any and all rights it may have had under the Former Option and acknowledges that he has no equity interest in the Company other than this Option.

         12. Miscellaneous. In case any one or more of the provisions or part of any provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein. This Agreement shall

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be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, executors, administrators, successors and assigns. This Agreement shall be governed by and construed and administered in accordance with the laws of The Commonwealth of Massachusetts.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                             HARRIS CLARKE SYSTEMS, INC.
                             (D/B/A NEW ENGLAND SYSTEMS)


                             By:/s/ Peter C. Cowie
                                ------------------------

                             Date:

Accepted and Agreed:


/s/ Philip Kubat
-----------------
Philip Kubat

Date: